UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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ConnectOne Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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301 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 22, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of ConnectOne Bancorp, Inc. (the “Company”), the holding company for ConnectOne Bank (the “Bank”), will be held at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey on May 22, 2018 at 9:15 a.m. for the purpose of considering and voting upon the following matters, all of which are more completely set forth in the accompanying Proxy Statement:

1.	The election of eleven (11) directors of the Company to serve for the terms described in the proxy statement or until their successors are elected and shall qualify;

2.	To vote, on an advisory basis, to approve the executive compensation of the Company’s named executive officers, as described in this proxy statement;

3.	To vote, on an advisory basis, on how often the Company will conduct an advisory vote on executive compensation;

4.	To ratify the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018; and

5.	Such other business as shall properly come before the Annual Meeting.

Only holders of record of shares of the Company’s common stock (the “Common Stock”) at the close of business on April 6, 2018 will be entitled to vote at the Annual Meeting.

You are requested to fill in, sign, date and return the enclosed proxy promptly, regardless of whether you expect to attend the Annual Meeting. A postage-paid return envelope is enclosed for your convenience.

If you are present at the Annual Meeting, you may vote in person even if you have already returned your proxy.

Very truly yours,

Frank Sorrentino III
Chairman of the Board of Directors
Englewood Cliffs, New Jersey
April 20, 2018

IMPORTANT-PLEASE MAIL YOUR PROXY PROMPTLY

You are urged to sign and return the enclosed Proxy promptly in the envelope provided so that there may be sufficient representation at the Annual Meeting.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 22, 2018. Our Proxy Statement and Annual Report to Shareholders are also available online at www.proxyvote.com.

CONNECTONE BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 22, 2018

This Proxy Statement is being furnished to shareholders of ConnectOne Bancorp, Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at the Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey, at 9:15 a.m. on May 22, 2018.

About the Annual Meeting

Why have I received these materials?

The accompanying proxy, being mailed on or about April 20, 2018 to holders of the Common Stock, is solicited by the Board of Directors of ConnectOne Bancorp, Inc. (referred to throughout this Proxy Statement as the “Company” or “we”), the holding company for ConnectOne Bank, in connection with our Annual Meeting that will take place at Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey on May 22, 2018. You are cordially invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Who is entitled to vote at the Annual Meeting?

Holders of Common Stock as of the close of business on April 6, 2018, will be entitled to vote at the Annual Meeting. On April 6, 2018, there were outstanding and entitled to vote 32,161,913 shares of Common Stock, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

How do I vote my shares at the Annual Meeting?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name as of April 6, 2018 on the Company’s stock records maintained by our transfer agent, Broadridge Financial Solutions, Inc., you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may use one of the following methods:

●	Telephone voting, by dialing the toll-free number and following the instructions on your proxy card.
●	Internet voting, by accessing the Internet at the web address stated on the proxy card and following the instructions.
●	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Can I change my vote after I return my proxy card?

Any shareholder of record has the power to revoke his or her proxy at any time before it is voted. You may revoke your proxy before it is voted at the Annual Meeting by:

●	voting again by telephone or the Internet, or completing a new proxy card with a later date – your latest vote will be counted;
●	filing with the Secretary of the Company written notice of such revocation; or
●	appearing at the annual meeting and giving the Secretary written notice of your intention to vote in person.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Why is it important to vote my shares?

If we do not have a quorum present at the Annual Meeting, we will need to adjourn the meeting to solicit additional proxies. This will cause additional expense and delay for the Company.

What vote is required to approve each item?

The election of directors at the Annual Meeting requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. Each of the nonbinding resolutions with respect to (i) executive compensation, and (ii) the frequency of shareholder vote on executive compensation, together with the ratification of the appointment of the independent registered public accountants, require the affirmative vote of a majority of the votes cast at the Annual Meeting by shares represented in person or by proxy.

Summary of the Proposals

How does the Board recommend that I vote my shares?

Unless you give other instructions on your proxy card, the persons named as proxies on the card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

●	FOR the directors’ nominees to the Board of Directors;
●	FOR approval of the non-binding resolution with respect to executive compensation;
●	FOR a resolution that future shareholder advisory votes regarding compensation paid to the Company’s named executive officers shall be held every year; and
●	FOR ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2018.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described in this proxy statement that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

The Company will bear the cost of soliciting proxies. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. In addition, we have retained Laurel Hill Advisory Group, LLC at an estimated cost of $6,500 plus reimbursement of out of pocket expenses, including per call fees for each call made, to assist in the solicitation of proxies. We also have agreed to indemnify Laurel Hill Advisory Group against certain liabilities in connection with this proxy solicitation.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Certificate and By-Laws of the Company provide that the number of Directors shall not be less than five (5) or more than twenty-five (25) and permit the exact number to be determined from time to time by the Board of Directors.

For 2018, there are eleven (11) nominees for Director. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee.

The Board of Directors of the Company has nominated for election to the Board of Directors the persons named below, each of whom currently serves as a member of the Board. If elected, each will serve until the 2019 Annual Meeting of Shareholders, and until his replacement has been duly elected and qualified. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

The following table sets forth the names, ages, principal occupations, and business experience for all nominees, as well as their prior service on the Board, if any. Unless otherwise indicated, principal occupations shown for each Director have extended for five or more years.

NOMINEES FOR ELECTION

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since (1) - Expires
Frank Sorrentino III, Chairman of the Board and CEO	56	Chairman of the Board & Chief Executive Officer of the Company and the Bank; formerly Chairman of the Board and Chief Executive Officer of Legacy ConnectOne	2014 – 2018

Frank W. Baier, Director	52	Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Previously, from July 2011 through September 2012, Executive Vice President and Chief Financial Officer of Legacy ConnectOne and the Bank.	2014 – 2018

Alexander A. Bol, Director	71	Owner, Alexander A. Bol A.I.A. (architectural firm); Former Chairman of the Board of The Registrant and Union Center National Bank (2000-2014)	2015 – 2018

Stephen T. Boswell, Director	64	President & Chief Executive Officer of Boswell Engineering	2014 – 2018

Frederick Fish, Director	73	Managing Member, The Real Estate Equity Company, known as “Treeco” (partnership which develops, manages and has financial interests in 1.5 million square feet of retail shopping centers in NJ, NY, PA and MA); Director and Founding Member of American Spraytech (a contract filling and manufacturing company); General Partner of F.S. Fish Investment Company (private investment company)	2012 – 2018

Name and Position with Company	Age	Principal Occupation for Past Five Years	Term of Office Since (1) - Expires
Frank Huttle III, Director	63	President of Hudson Capital Properties, a real estate management and investment company. He also serves as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Formerly a partner of the law firm of Decotiis, Fitzpatrick, Cole and Giblin and currently serves as Of Counsel to the firm. Mr. Huttle also serves as the Mayor of the City of Englewood, New Jersey.	2014 – 2018

Michael Kempner, Director	60	President & Chief Executive Officer, MWW Group, Inc.	2014 – 2018

Nicholas Minoia, Director	62	Managing Partner of Diversified Properties and Diversified Realty Advisors, both full service real estate development companies specializing in the development, construction and management of multifamily communities.	2009 – 2018

Joseph Parisi, Jr., Director	58	Chairman of the Board and CEO of Otterstedt Insurance Agency; Former Mayor, Borough of Englewood Cliffs (November 2005 until January 2016)	2014 – 2018

Harold Schechter, Director	73	Self Employed Financial Consultant (November 2010-Present)	2007 – 2018

William A. Thompson, Director	60	Managing Director, Spencer Pierce Capital LLC (investment bank) (2015 – present); General Manager, Uniselect USA (auto parts distributor) (2007-2015); Vice President of Thompson & Co. (auto parts distributor) (prior years)	1994 – 2018
____________________

(1)

On July 1, 2014, the Company announced the completion of a merger (the “Merger”), under which the Company merged with the former ConnectOne Bancorp, Inc. (hereinafter referred to as “Legacy ConnectOne”). Simultaneously, Union Center National Bank (“UCNB”), the Company’s then wholly owned subsidiary, merged with and into ConnectOne Bank, Legacy ConnectOne’s then wholly owned subsidiary, with ConnectOne Bank as the surviving institution. In connection with the closing of the Merger, the Company changed its name to ConnectOne Bancorp, Inc., and the Board of Directors and senior management of the Company were restructured. The years of services of each director set forth above does not include prior service on the Board of Directors of Legacy ConnectOne or the Bank.

No Director of the Company is also currently a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Bank Act of 1940.

The Company encourages all directors to attend the Company’s annual meeting. Each then current member of the Company’s Board of Directors attended the Company’s 2017 Annual Meeting of Shareholders, except for Michael Kempner, who was unable to attend due to an unavoidable scheduling conflict.

Required Vote

DIRECTORS WILL BE ELECTED BY A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING WHETHER IN PERSON OR BY PROXY.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NOMINEES SET FORTH ABOVE.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Frank Sorrentino III, Chairman of the Board and Chief Executive Officer, 56: Mr. Sorrentino became Chairman and Chief Executive Officer of the Company commencing as of the closing of the Merger with the former ConnectOne Bancorp, Inc. (“Legacy ConnectOne”) on July 1, 2014 (the “Merger”). Prior to this, Mr. Sorrentino served as Chairman and Chief Executive Officer of Legacy ConnectOne and the Bank. Prior to becoming an officer of Legacy ConnectOne and the Bank, Mr. Sorrentino was a founder of the Bank and a builder and construction manager in Bergen County. Through his business contacts in our market, Mr. Sorrentino has been able to bring customers and investors to the Company, and his real estate experience in our market is of great value to the Board. In addition, as the Company’s senior executive officer, his insight on the Company’s operations is invaluable to the Board.

Stephen T. Boswell, Lead Independent Director, 64: Mr. Boswell was a founding organizer of the Bank. His firm, Boswell Engineering, Inc., for which he has served as President and Chief Executive Officer since 1990, is involved in many projects in our market. Through his business activities, Mr. Boswell has a strong sense of business conditions in our market that is invaluable to the Board.

Frank W. Baier, Director, 52: Mr. Baier currently serves as Executive Vice President and Chief Financial Officer of Continental Grain Company, a diversified operating and investment company. Mr. Baier has an extensive background in finance. Mr. Baier also served as Legacy ConnectOne’s Executive Vice President and Chief Financial Officer from July 2011 through September 2012. Mr. Baier’s extensive background and understanding of finance proves invaluable to the Board.

Alexander A. Bol, Director, 71: Mr. Bol founded Bol Architecture in 1974, and currently serves as a Principal of that firm. Mr. Bol is a member of the American Institute of Architects and the New Jersey Society of Architects and is certified by the National Council of Architectural Registration Boards. Mr. Bol is a New Jersey licensed Professional Planner and a registered Architect in the states of New Jersey, Massachusetts, New York, and Pennsylvania. Mr. Bol served as chairman of Company from 2000 until June 30, 2014. The leadership Mr. Bol has provided to the Company and Union Center National Bank prior to the consummation of the Merger, together with his knowledge of the banking industry and his stature in the community led the board to conclude that Mr. Bol should serve as a director of the Company.

Frederick Fish, Director, 73: Mr. Fish was appointed as a director of the Company and Union Center National Bank on March 30, 2012. Mr. Fish’s extensive knowledge of, and experience in, the real estate industry, his familiarity with complex financial transactions and his significant involvement with various charitable endeavors, led the Board to conclude that Mr. Fish should serve as a director.

Frank Huttle III, Director, 63: Mr. Huttle was a founding organizer of the Bank. Mr. Huttle serves as President of Hudson Capital Properties, a real estate management and investment company. He also serves as Executive Vice President and General Counsel of Hudson Media Inc., a diversified magazine service and holding company. Mr. Huttle had served as a partner of the law firm of Decotiis, Fitzpatrick, Cole and Giblin and currently serves as Of Counsel to the firm as well as having previously served as a partner and CPA at Touche Ross and Co. Mr. Huttle also serves as the Mayor of the City of Englewood, New Jersey. Mr. Huttle’s extensive experience in the insurance, mortgage banking and real estate industries provides valuable insight to the Board.

Michael Kempner, Director, 60: Mr. Kempner was a founding organizer of the Bank. He has over 30 years of public relations and media experience and has served as President and Chief Executive Officer for MWW Group, Inc since 1985. His experience as the head of a locally based media company has proved invaluable to the Board.

Nicholas Minoia, Director, 62: Mr. Minoia’s experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that Mr. Minoia should serve as a director.

Joseph Parisi, Jr., Director, 58: Mr. Parisi was a founding organizer of the Bank. Mr. Parisi has served as President and Chief Executive Officer of Otterstedt Insurance Agency since 1979. He also served as Mayor for the Borough of Englewood Cliffs, New Jersey, from November 2005 to January 2016. His experience in the insurance industry and as the former Mayor of a town in our market allow him to provide valuable insight to the Board on conditions affecting our customers.

Harold Schechter, Director, 73: Mr. Schechter’s financial acumen and experience as a chief financial officer of an import and distribution business, and his ability to understand complex financial matters, led the Board to conclude that Mr. Schechter should serve as a director.

William A. Thompson, Director, 60: Mr. Thompson’s management and business experience led the Board to conclude that Mr. Thompson should serve as a director.

Diversity Statement

Although we have not adopted a formal policy on diversity, the Board considers diversity when selecting candidates for board service. When the Board determines there is a need to fill a director position, we begin to identify qualified individuals for consideration. We seek individuals that possess skill sets that a prospective director will be required to draw upon in order to contribute to the Board, including professional experience, education, and local knowledge. While education and skills are important factors, we also consider how candidates will contribute to the overall balance of the Board, so that we will benefit from directors with different perspectives, varying view points and wide-ranging backgrounds and experiences. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND MANAGEMENT

Security Ownership of Management

The following table sets forth information as of April 6, 2018 regarding the number of equity securities beneficially owned by all Directors, executive officers described in the compensation table, and by all Directors and executive officers as a group, and by shareholders known to the Company to own at least 5% of the Company’s issued and outstanding shares of common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the Director or executive officer can vest title in himself at once or within sixty (60) days. Beneficially owned shares also include shares over which the named person has sole or shared voting or investment power, shares owned by corporations controlled by the named person, and shares owned by a partnership in which the named person is a partner.

			Percentage of
	Shares of		Common Stock
	Common Stock		Beneficially Owned
Directors:
Frank Sorrentino III	708,321	(1)	2.20%
Frank W. Baier	73,102	(2)	0.23%
Alexander A. Bol	131,847	(3)	0.41%
Stephen T. Boswell	288,602	(4)	0.90%
Frederick Fish	42,798	(5)	0.13%
Frank Huttle III	251,360	(6)	0.78%
Michael Kempner	407,621	(7)	1.27%
Nicholas Minoia	43,153	(8)	0.13%
Joseph Parisi Jr.	259,800	(9)	0.81%
Harold Schechter	31,545	(10)	0.10%
William A. Thompson	104,765	(11)	0.33%
Executive Officers Who Are Not Directors:
William S. Burns	58,283	(12)	0.18%
Christopher Ewing	8,547	(13)	0.03%
Elizabeth Magennis	62,564	(14)	0.19%
Michael McGrover	13,976	(15)	0.04%
As a Group (15 persons)	2,486,284	(16)	7.67%

5% Shareholders:
FMR LLC	1,853,076	(17)	5.79%
Black Rock, Inc.	1,776,531	(18)	5.50%
Dimensional Fund Advisors LP	1,607,495	(19)	5.02%
____________________

(1)

Includes (i) 46,925 shares held in the name of Morgan Stanley f/b/o Frank Sorrentino III, IRA, (ii) 98,189 shares purchasable upon the exercise of stock options and (iii) 15,529 shares of restricted stock subject to forfeiture.

(2)	Includes 1,212 shares of restricted stock subject to forfeiture.

(3)	Includes (i) 2,842 shares held by his spouse, and (ii) 1,212 shares of restricted stock subject to forfeiture.

(4)	Includes (i) 1,578 shares purchasable upon the exercise of stock options and (ii) 1,212 shares of restricted stock subject to forfeiture.

(5)	Includes (i) 3,473 shares purchasable upon the exercise of stock options, and (ii) 1,212 shares of restricted stock subject to forfeiture.

(6)

Includes (i) 37,666 shares held in the name of Morgan Stanley f/b/o Frank Huttle III, IRA, (ii) 8,775 shares held by Mr. Huttle and his wife in a joint tenancy, (iii) 6,500 shares held as trustee of the Francesca Huttle 2004 Family Trust, (iv) 6,500 shares held as trustee of the Alexandra Huttle 2004 Family Trust, (v) 13,080 shares held in the name of Mr. Huttle’s spouse, (vi) 6,500 shares held by an LLC in which spouse is a member, (vii)19,681 shares purchasable upon the exercise of stock options and (viii) 1,212 shares of restricted stock subject to forfeiture.

(7)	Includes (i) 27,545 shares purchasable upon the exercise of stock options and (ii) 1,212 shares of restricted stock subject to forfeiture.

(8)	Includes (i) 1,056 shares owned jointly with Mr. Minoia’s spouse, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 1,212 shares of restricted stock subject to forfeiture.

(9)

Includes (i) 8,666 shares held in the name of Hudson Real Estate Holding, LLC, of which Mr. Parisi is managing director and owner of one-third, (ii) 29,369 shares held in the name of Otterstedt Insurance Agency, of which Mr. Parisi is part owner, (iii) 6,040 shares held by Mr. Parisi as custodian for his children, (iv) 24,317 shares purchasable upon the exercise of stock options and (vi) 1,212 shares of restricted stock subject to forfeiture.

(10)	Includes (i) 3,997 shares owned jointly with Mr. Schechter’s spouse, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 1,212 shares of restricted stock subject to forfeiture.

(11)

Includes (i) 13,579 shares held by Mr. Thompson’s spouse and children, (ii) 17,365 shares purchasable upon the exercise of stock options and (iii) 1,212 shares of restricted stock subject to forfeiture.

(12)	Includes 4,766 shares of restricted stock subject to forfeiture.

(13)	Includes 3,870 shares of restricted stock subject to forfeiture.

(14)	Includes (i) 7,662 shares purchasable upon the exercise of stock options and (ii) 4,402 shares of restricted stock subject to forfeiture.

(15)	Includes 2,538 shares of restricted stock subject to forfeiture.

(16)	Includes 234,540 shares purchasable upon the exercise of stock options and 43,225 shares of restricted stock subject to forfeiture.

(17)

All information regarding the number of shares beneficially owned and the percent of ownership by FMR LLC, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on February 14, 2017. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(18)

All information regarding the number of shares beneficially owned and the percent of ownership by BlackRock, Inc., was obtained from the 13G filed with the U.S. Securities and Exchange Commission on January 30, 2017. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(19)

All information regarding the number of shares beneficially owned and the percent of ownership by Dimensional Fund Advisors, LP, was obtained from the 13G filed with the U.S. Securities and Exchange Commission on December 31, 2017. The address of Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

There are no shareholders other than those set forth above who are known to the Company to beneficially own 5% or more of the Common Stock of the Company.

Board of Directors; Independence; Committees

The Board of Directors held a total of fourteen (14) meetings in the year ended December 31, 2017. The Company’s policy is that all Directors make every effort to attend each meeting. For the year ended December 31, 2017, each of the Company’s Directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and Board committees on which the respective Directors served.

A majority of the Board consists of individuals who are “independent” under the Nasdaq listing standards. In making this determination with regard to Board member Michael Kempner, the Board considered the fact that the Company and the Bank have used Mr. Kempner’s firm, MWW Group, to provide advertising and public relations assistance and advice. The Board considered, among other factors, the fees paid to MWW Group as a percentage of the firm’s total revenue (less than 1%) and Mr. Kempner’s personal income and determined that the engagement of MWW Group did not interfere with Mr. Kempner’s exercise of independent judgment in carrying out the responsibilities of a director. In addition, the Board has considered the fact that (i) several directors, including Messrs. Boswell, Huttle, Kempner and Parisi, each own a direct or indirect interest in a limited liability company which acts as a landlord for two of the Bank’s branches, See – CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. The Board has further considered the fact that (i) Director Minoia also owns an interest in an entity which owns the Bank’s Summit branch, and (ii) Director Fish owns an interest in an entity which owns the Bank’s Englewood branch. The Board has concluded that based on each director’s respective interest in the rental payments compared to their overall net worth and cash, membership in such limited liability company does not interfere with their exercise of independent judgment in carrying out the responsibilities of a director. Mr. Sorrentino, who serves as the Chairman and Chief Executive Officer is not independent. Shareholders wishing to communicate directly with the independent members of the Board of Directors may send correspondence to ConnectOne Bancorp, Inc., attn.: Stephen T. Boswell, Lead Independent Director, 301 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Ethics governing our Chief Executive Officer and senior financial officers, as required by the Sarbanes-Oxley Act and SEC regulations, as well as the Board of Directors and other senior members of management. Our Code of Ethics governs such matters as conflicts of interest, use of corporate opportunity, confidentiality, compliance with law and the like. Our Code of Ethics is available on our website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications”.

Committees

Committees of Our Board of Directors

Our Board of Directors frequently conducts business through committees. Our most significant committees are the Audit and Risk Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. The table below sets forth the membership of these committees:

Committee	Membership
Audit and Risk Committee	Harold Schechter*, Frank W. Baier, Stephen T. Boswell, Frank Huttle III, and Nicholas Minoia
Nominating and Corporate Governance Committee	Frank Huttle III*, Stephen T. Boswell, Nicholas Minoia and William A. Thompson
Compensation Committee	Stephen T. Boswell*, Frederick Fish, and William A. Thompson
____________________

*	Chairman

Audit and Risk Committee

We maintain an Audit and Risk Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit and Risk Committee is responsible for the selection of the independent registered public accounting firm for the annual audit and to establish, and oversee the adherence to, a system of internal controls. The Audit and Risk Committee reviews and accepts the reports of our independent auditors and regulatory examiners. The Audit and Risk Committee arranges for an annual audit through its registered independent public accounting firm, evaluates and implements the recommendations of the auditors as well as interim audits performed by our outsourced internal auditors, receives all reports of examination by bank regulatory agencies, analyzes such regulatory reports, and reports to the Board the results of its analysis of the regulatory reports. The Audit and Risk Committee met six (6) times during 2017. The Board of Directors has adopted a written charter for the Audit and Risk Committee which is available on our website at www.connectonebank.com. All members of the Audit and Risk Committee are “independent” under the Nasdaq listing standards, meet the independence standards of the Sarbanes-Oxley Act for service on an audit committee, and are financially literate and can read and understand financial statements, as required by the Audit and Risk Committee charter. The Board has determined that Frank W. Baier, a member of Audit and Risk Committee beginning in 2017, qualifies as an “audit committee financial expert” under the Rules of the Securities and Exchange Commission.

Audit and Risk Committee Report

The Audit and Risk Committee meets periodically to consider the adequacy of the Company’s financial controls and the objectivity of its financial reporting. The Audit and Risk Committee meets with the Company’s independent auditors and the Company’s internal auditors, all of whom have unrestricted access to the Audit and Risk Committee.

In connection with this year’s financial statements, the Audit and Risk Committee has reviewed and discussed the Company’s audited financial statements with the Company’s officers and Crowe Horwath LLP, our independent auditors. We have discussed with Crowe Horwath LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, (“Communication with Audit Committees”). We also have received the written disclosures and letters from Crowe Horwath LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and have discussed with representatives of Crowe Horwath LLP their independence.

Based on these reviews and discussions, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year 2017 for filing with the U.S. Securities and Exchange Commission.

Harold Schechter
Frank W. Baier
Stephen T. Boswell
Frank Huttle, III
Nicholas Minoia

Compensation Committee

During 2017, our Compensation Committee consisted of Messrs. Stephen T. Boswell, Frederick Fish, and William A. Thompson.

Charter

The Board has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter is available on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications”.

Authority, Processes and Procedures

The Compensation Committee is responsible for administering the Company’s equity compensation plans, for establishing the compensation of the Company’s President and Chief Executive Officer and for the Board of Directors, and for recommending to the Board the compensation of the other executive officers. The Compensation Committee also establishes policies and monitors compensation for the Company’s employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Sorrentino participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants

The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Compensation Committee utilizes Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant. Meridian reports directly to the Compensation Committee and attends meetings as requested. The Compensation Committee has assessed Meridian’s independence relative to the NASDAQ listing rules and determined that there are no conflicts of interest. The Compensation Committee also closely examines the safeguards and steps Meridian takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

●	the Compensation Committee directly hired and has the authority to terminate Meridian’s engagement;
●	the Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged;
●	Meridian and its consultants have direct access to members of the Compensation Committee during and between meetings;
●	Meridian does not provide any other services to the Company, the Bank, its directors or executives; and
●

interactions between Meridian and its consultants and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

Nominating Committee Matters

Independence of Nominating and Corporate Governance Committee Members

All members of the Nominating and Corporate Governance Committee of the Board have been determined to be “independent directors” pursuant to the definition contained in Rule 5605 of the National Association of Securities Dealers’ Marketplace rules.

Procedures for Considering Nominations Made by Shareholders

The Nominating and Corporate Governance Committee charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the board or who are recommended by the Board. The charter states that a nomination must be delivered to Company’s corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications

The charter of the Nominating and Corporate Governance Committee describes the minimum qualifications for nominees to the Board and the qualities or skills that are necessary for directors to possess. Each nominee:

●	must satisfy any legal requirements applicable to members of the Board;
●	must have business or professional experience that will enable such nominee to provide useful input to the board in its deliberations;
●	must have a reputation, in one or more of the communities serviced by the Company and its subsidiaries, for honesty and ethical conduct;
●	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and
●

must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board

Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. The Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the committee evaluates nominees recommended by shareholders and nominees recommended by the committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing board members will include:

●	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;
●	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and
●	a personal interview of the candidate, together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Third Party Recommendations

In connection with the 2018 annual meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders that owned more than 5% of common stock for at least one year.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee “interlocks,” which generally means that no executive officer of the Company or the Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee of the Company.

Board Leadership; Lead Independent Director

The Board appointed Mr. Frank Sorrentino III, the Company’s President and CEO, also serves as Chairman. The Board considered the fact that Mr. Sorrentino had served as Chairman, President and CEO of Legacy ConnectOne, believed that Board structure had worked well for Legacy ConnectOne and noted the success that Mr. Sorrentino had in growing Legacy ConnectOne. The Board believes that the combination of these two roles at this time provides the benefit of a more consistent communication and coordination throughout the organization. This, in turn, will result in a more effective and efficient implementation of corporate strategy and is important in unifying the Company’s strategy behind a single vision.

Our Board has also appointed Mr. Stephen T. Boswell, an independent director, to serve as Lead Independent Director of the Board. As Lead Independent Director, Mr. Boswell presides over all Board meetings when the Chairman is not present, and presides over meetings of the non-management directors held in executive session. The Lead Independent Director has the responsibility of meeting and consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings, and facilitating teamwork and communication between the non-management directors and management.

Risk Oversight

Risk is an inherent part of the business of banking. Risks faced by the Bank include credit risk relating to its loans and interest rate risk related to its entire balance sheet. The Board of Directors oversees these risks through the adoption of policies and by delegating oversight to certain committees, including the Audit and Risk Committee. The Audit and Risk Committee performs a wide risk assessment; other committees of the Board of Directors focus on risks arising from specific Company activities, including the Loan and Asset/Liability Committees of the Bank. These committees exercise oversight by establishing a corporate environment that promotes timely and effective disclosure, fiscal accountability and compliance with all applicable laws and regulations.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) and the Company are both committed to a pay-for-performance philosophy. This Compensation Discussion & Analysis (CD&A) provides information about the strategies and policies developed to ensure that executive compensation is strongly correlated with the Company’s overall performance and the individual performance of our executives.

Our Named Executive Officers (NEOs) for 2017 were:

Frank Sorrentino III	Chairman, President, & Chief Executive Officer
William S. Burns	Executive Vice President & Chief Financial Officer
Elizabeth Magennis	Executive Vice President & Chief Lending Officer
Christopher Ewing	Executive Vice President & Chief Operations Officer
Michael McGrover	First Senior Vice President & Chief Credit Officer

Executive Summary

Business Results

Set forth below is a line graph presentation comparing the cumulative stockholder return on the Company’s common stock, on a dividend reinvested basis, against the cumulative total returns of the NASDAQ Composite and the KBW Bank Index for the period from December 31, 2012 through December 31, 2017. Our total 5-year shareholder return through year-end 2017 was 238.1%, which outperformed the KBW Bank Index.

Total Return Performance

Fiscal year 2017 represented another successful year for the Company. We reported increases in net income and income per share, even after giving effect to the reevaluation of our deferred tax assets as a result of the Tax Cuts and Jobs Act, increased our loan portfolio, shareholders’ equity and tangible book value per share, while continuing to maintain strong asset quality. We remain well positioned for increased long-term growth and profitability. During 2017, we accomplished the following:

●	Increased net income by $12.1 million, or 39.1%
●	Increased fully taxable-equivalent net interest income by $15.5 million, or 11.7%
●	Loan portfolio growth of 20.0% amounting to $695.6 million, which was all organic
●	Deposit growth of 13.5%
●	Increased tangible book value per share to $13.01 on December 31, 2017, an 8.8% increase from $11.96 at year-end 2016
●	Consistently strong operating efficiency as evidenced by a 40.6% efficiency ratio, one of the best in the industry
●	Net interest margin widened to 3.45% in 2017 from 3.38% in 2016
●	Operating performance metrics reached record levels. For the 4th quarter of 2017, excluding the non-recurring deferred tax asset charge, return on average assets surpassed 1.3% and return on tangible common equity exceeded 15%

Our Compensation Approach

Our long range mission is to produce value for our shareholders by providing outstanding service and responsiveness to the markets and customers we serve. These goals are reflected in the Company’s compensation programs for its executive officers by:

●	Ensuring that our NEO’s maintain and hold a significant equity interest in the Company, thereby further aligning management interests with those of the shareholders, by making a significant portion of incentive compensation payable in Company stock and through robust stock ownership guidelines for our NEO’s;

●	Creating balanced incentives that do not encourage NEOs to expose the Company to inappropriate risks by providing excessive compensation that could lead to material loss;
●	Providing a market competitive overall compensation package so that the Company may attract, retain and reward highly qualified, motivated and productive executives; and
●	Rewarding individuals of greatest responsibility and achievement within a framework that is internally equitable.

Performance-Based Compensation

Pay-for-performance is a key objective of our executive compensation program. A significant portion of our compensation program focuses on performance-based pay that rewards our achievements on an annual basis and our ability to deliver long-term value to our stockholders. We have a balanced approach to total compensation that includes a mix of base/fixed pay and variable/performance-based pay, a proportion of cash and equity and a proportion of short- and long-term incentive compensation. For the fiscal year 2017, our compensation targets and pay mix (targeting market median) were the following:

CEO Target Pay Mix	Other NEOs Target Pay Mix (1)

____________________

(1)	Weighted Average of the Named Executive Officers other than the Chief Executive Officer

Compensation Design Principles and Governance Best Practices

The design principles of our executive compensation programs are intended to protect and promote the interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholder’s long-term interests.

●	What We Do:
	■	Pay for Performance — We provide a significant portion of pay based on performance (short- and long-term)
	■	Sound Risk Management — We discourage excessive risk taking and have designed our incentive plans with appropriate risk-mitigating features
	■	Caps on Incentives — We subject both short and long-term incentive payments to caps
	■	Clawback — We have adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement
	■	Stock Ownership Guidelines — We require our executives and directors to own and hold significant shares in our Company
	■	Double-Trigger Change-in-Control (CIC) — CIC benefits pursuant to employment or change in control agreements are only paid upon a termination event following a CIC
	■	Independence — The Committee engages an independent compensation consultant
	■	Competitive Benchmarking — We benchmark our compensation practices to ensure executive compensation is consistent with market
●	What We Don’t Do:
	■	Tax Gross-Ups — We do not provide excise tax gross-ups on benefits or in change-in-control agreements
	■	Stock Option Repricing — Our equity plans do not permit repricing of stock options that are out-of-the-money
	■	Excessive Perquisites — We do not permit perquisites other than those that are business-related
	■	Dividends — We do not pay current dividends or dividend equivalents on unearned performance shares

Say on Pay/Say on Frequency

As our shareholders had previously approved a bi-annual advisory vote on executive compensation, we did not have a “say on pay” vote at out 2017 annual meeting. This year, shareholders are being asked to again vote on the frequency of holding the advisory vote on our executive compensation, and we have recommended that the vote now be held annually. While the say on pay vote is a formal means for soliciting shareholder feedback, the Company welcomes the opportunity to engage with shareholders any time.

Executive Compensation Objectives and Policies

We use our executive compensation programs to align the interests of executive officers with our shareholders. Our programs are designed to attract, retain and motivate leadership to support our growth and sustain our competitive advantage. Our compensation opportunities are aligned with the competitive market with actual pay that is designed to vary dependent on performance. We utilize a balance of fixed and variable pay components, cash and equity, and short and long-term performance horizons to determine our pay. Our compensation program is designed to support our business strategies, align our pay with our performance and reinforce sound compensation governance to mitigate excessive risk taking. The table below gives an overview of the compensation components used in our program and matches each with one or more of the objectives described above.

Compensation Component	Purpose/Objective
Base Salary	●	provides a competitive level of fixed income based on role, experience and individual performance; target market median

Annual Incentive Plan	●	motivates and rewards executives for performance on key financial, operational and individual objectives in support of our annual business plan and broader corporate strategies

	●	rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay)

Long-Term Incentive Plan	●	aligns executives’ interests with those of shareholders through equity-based compensation

	●	rewards executives for long-term shareholder value creation

	●	encourages retention through multiple year vesting

	●	motivates and rewards executives for performance – vesting and value is tied to achievement of specific performance and/or stock price appreciation

Other Benefits	●	provides a base level of competitive benefits for executive talent

Employment Agreements/Severance & CIC Agreements	●	provides employment security to key executives

	●	focuses executives on company performance and transactions that are in the best interests of shareholders, regardless of the impact such transactions may have on the executive’s employment

Setting Annual Compensation

Roles & Responsibilities

Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s incentive and equity-based plans. This includes oversight of the total compensation programs for the Company’s CEO and other executive officers, including all Named Executive Officers. The Committee is comprised solely of independent directors. The Committee receives input and data from Finance and Human Resources functions as well as outside consultants and advisors to provide external reference and perspective.

The Committee reviews all compensation components for the Company’s Chief Executive Officer and other executive officers, including base salary, annual incentive, long-term incentives/equity and other benefits and perquisites. The Committee reviews the Chief Executive Officer’s performance annually and makes decisions regarding the Named Executive Officers’ compensation, including base salary, incentives and equity grants based on this review. The Compensation Committee reviews its decisions with the full Board of Directors.

The Committee has the sole authority and resources to obtain advice and assistance from internal or external legal, human resources, accounting or other advisors, or consultants as it deems desirable or appropriate. The Committee has direct access to outside advisors and consultants throughout the year as they relate to executive compensation. The Committee has direct access to and meets periodically with the compensation consultant independently of management.

Independent Compensation Consultant

The Compensation Committee retains Meridian as its compensation consultant. Meridian reports directly to the Committee and performs no other work for the Company. The Consultant carries out its responsibilities to the Committee as requested by the Committee. The Committee has reviewed and concluded that Meridian’s consultation services comply with the standards adopted by the SEC and by NASDAQ with respect to compensation advisor independence and conflicts of interest.

Management

Although the Committee makes independent determinations on all matters related to compensation of the Named Executive Officers, certain members of management may be requested to attend or provide input to the Committee. Input may be sought from the Chief Executive Officer, Chief Financial Officer, or others to ensure the Committee has the information and perspective it needs to carry out its duties.

In particular, the Committee seeks input from the Chief Executive Officer on matters relating to strategic objectives, Company performance goals and input on his assessment of the Named Executive Officers, including contribution and individual performance of each of his direct reports. The Chief Executive Officer and the Chief Financial Officer often assist the Committee on matters of design, administration and operation of the Company’s compensation programs.

Although executives may provide insight, suggestions or recommendations regarding executive compensation, they are not present during the Compensation Committee’s deliberations or vote. Only Compensation Committee members vote on decisions regarding executive compensation. The Committee regularly meets in executive session without management present. While the Chief Executive Officer makes recommendations on other Named Executive Officers, the Committee is ultimately responsible for approving compensation for all Named Executive Officers. The Chief Executive Officer’s compensation is discussed in executive session without members of management, including the Chief Executive Officer, present.

Peer Group & Competitive Benchmarking

In December 2016, the Committee engaged the consultant to provide a peer group and competitive benchmarking for consideration in setting 2017 compensation. This same peer group was used in setting 2018 compensation. This peer group consisted of publicly traded Mid-Atlantic and Northeastern bank holding companies with a total asset range of $2.2 billion to $9.6 billion. At the time the peer group was approved, the median assets for this peer group was $4.9 billion, compared to $5.1 billion for the Company.

Peer Group
Bancorp, Inc.	Lakeland Bancorp
Bridge Bancorp, Inc	Peapack-Gladstone Financial Corp.
Bryn Mawr Bank Corporation	S&T Bancorp
Customers Bancorp	Sandy Spring Bancorp
Eagle Bancorp	Sterling Bancorp
First Commonwealth Financial Corp.	Sun Bancorp
First of Long Island Corporation	TriState Capital Holdings
Flushing Financial Corporation	Univest Corporation of PA
Hudson Valley Holding Corp.

2017 Executive Compensation Program and Pay Decisions:

Base Salary

The Compensation Committee determined that an increase in the base salary for each of the Named Executive Officers was appropriate based on a review of market data, performance assessments and in consideration of the Company’s continued growth, performance and diversification. The table below summarizes the salaries effective as of January 1, 2017 which reflected modest competitive adjustments in line with our significant growth:

Executive	2016 Base Salary	2017 Base Salary	Increase
Frank Sorrentino III	$678,000	$735,000	8.4%
William S. Burns	$352,000	$381,000	8.2%
Elizabeth Magennis	$325,000	$352,000	8.3%
Christopher Ewing	$285,000	$310,000	8.8%
Michael McGrover	$255,000	$276,000	8.2%

Executive	2018 Base Salary
Frank Sorrentino III	$800,000
William S. Burns	$411,000
Elizabeth Magennis	$385,000
Christopher Ewing	$340,000
Michael McGrover	$295,000

Annual Incentive

An important element of our performance-based pay program is our Executive Annual Incentive Plan which provides cash incentives based on attaining pre-established goals. Each participant has a target incentive opportunity expressed as a percentage of base salary, although actual payouts can range from a 50% payout at threshold performance to 150% of target for stretch performance, with no payout below threshold. The 2017 incentive targets are summarized below.

Target Incentive Opportunity
Executive	(+/- 50% for each performance goal for threshold, target and stretch)
Frank Sorrentino III	50%
William S. Burns	40%
Elizabeth Magennis	40%
Christopher Ewing	40%
Michael McGrover	30%

The Compensation Committee establishes performance measures on an annual basis that are tied specifically to the Company’s financial performance (return on average assets, operating efficiency ratio and tangible book value) and individual executive performance. The weights and performance goals of these factors are summarized in the following table:

		Threshold	Target	Stretch
Performance Measure	Weight	(50%)	(100%)	(150%)
Return on Assets (ROA)	25%	0.50%	0.95%	1.05%
Operating Efficiency Ratio (1)	25%	50.0%	47.5%	45.00%
Tangible Book Value	25%	$12.25	$12.75	$13.00
Individual Performance	25%		Varies
____________________

(1)

The Operating Efficiency Ratio is calculated as total noninterest expenses, excluding non-operating expenses, divided by the sum of (i) net interest income, on a fully taxable equivalent basis and (ii) noninterest income, excluding securities gains and nonrecurring items.

At the end of the year, the Compensation Committee determined a payout percentage based on an assessment of the Company’s three quantitative financial measures (determined formulaically) as well as an assessment of each executive’s performance and contribution toward strategic goals. The corporate results were as follows:

	2017
Performance Measure	Performance	Result	Payout Factor
Return on Assets (ROA)*	1.05%	Stretch	150%
Operating Efficiency Ratio	41%	Above Stretch	150%
Tangible Book Value	$13.06	Above Stretch	150%
Individual Performance		Stretch	150%
____________________

*	Consistent with the Bank’s Executive Annual Incentive Plan, ROA excludes the Company’s $5.6 million estimated deferred tax asset valuation charge related to the Tax Cuts & Jobs Act of 2017.

In determining the performance on the individual portion of the annual incentive, the Committee considered their assessment of the Chief Executive Officer’s performance and the Chief Executive Officer’s evaluation of the Named Executive Officers’ performance. In light of strong performance on operational, strategic, financial shareholder metrics, and in consideration of the significant individual and collective achievements of the executive team during 2017, the Committee approved payouts of 150% of target on the individual performance portion for all Named Executive Officers. The table below summarizes some of the key accomplishments considered by the Committee in determining the individual component.

Named Executive Officers	Select 2017 Individual Results
Frank Sorrentino III	●	Provided the management team with leadership to accomplish strong organic growth, while also enhancing a risk based growth approach

	●	Enhanced the technology focus of all products and services

	●	Enhanced communication to staff to support the strong culture

	●	Enhanced training and education programs for staff

	●	Continued the expansion into New York State, including the other Boroughs of New York City and onto Long Island

	●	Continued focus on the preservation of value in the Taxi-Medallion Portfolio

	●	Providing Board leadership on areas of risk, concentration, regulatory concerns, and value creation

William S. Burns	●	Exhibited strong leadership as CFO of the Company, enabling the Company to meet or exceed its growth targets and achieve strong operating results

	●	By promoting financial discipline throughout organization, Company’s operating efficiency ratio improved to below 40% for the second half of the year, making us one of the most efficient banks in the country

	●	Oversaw a widening core net interest margin during a challenging flattening yield curve environment

	●	Managed wholesale funding levels, successfully balancing economics, interest rate risk and liquidity levels

	●	Spearheaded Company’s first-ever packaged loan sale, creating additional noninterest-income and reducing CRE concentration

	●	Created a high performing accounting, treasury and finance team

Named Executive Officers	Select 2017 Individual Results
Elizabeth Magennis	●	Headed departments that are responsible for loan originations, retail branch network, residential mortgage and business development

	●	Successful transformation of the retail and lending areas to coordinate all efforts around deposit gathering

	●	Loans increased by 20%. Gross originations were $1.4 billion. Net loan growth of $638 million

	●	Transformed a number of the lending groups and realigned a number of departments

	●	Deposits grew by 12%, $81 million in non-interest bearing accounts and $450 million in interest bearing accounts.

	●	Built up and expanded services capabilities in New York City office.

	●	Added depth and additional service capabilities to the residential mortgage unit

	●	Hired a Team for the expansion into the Long Island Market in Melville

Christopher Ewing	●	Continued realignment of the organizational structures of the information technology, branch operations and deposit operations areas.

	●	Continued negotiation of early cancellation of ineffective contracts that were not in the company’s best interest.

	●	Spearheading the implementation of the nCino Loan Operation System and of the Zelle platform

	●	Streamlined and automated a number of back office processes

	●	Enhanced the cybersecurity capabilities of the information technology department

	●	Created new online account opening processes

	●	Successfully leveraged infrastructure, significantly contributing to Company’s improving operating efficiency ratio

Michael McGrover	●	Oversaw credit review process as the Bank expanded its geographical reach and product set

	●	Streamlined loan closing processes and workflows, while enhancing controls to support prudent loan growth and client experience

	●	Improved Board and Loan Committee oversight by designing reports to more effectively communicate the dynamics of the Bank’s growing loan portfolio

	●	Key contributor to selection process and implementation of nCino loan origination platform

	●	Significantly reduced loan file audit exceptions

Payouts were approved by the Compensation Committee at maximum given performance at or above stretch for all financial goals as well as in consideration of each NEO’s significant contributions during our transition and growth. Following is a summary of the incentive awards paid to executives:

	2017 Target Annual	2017 Actual Annual	2017 Actual as
Executive	Incentive Award	Incentive Award	% of Target
Frank Sorrentino III	$367,500	$551,250	150%
William S. Burns	$152,400	$228,600	150%
Elizabeth Magennis	$140,800	$211,200	150%
Christopher Ewing	$124,000	$186,000	150%
Michael McGrover	$82,800	$124,200	150%

Long-Term Incentives – Equity-Based Awards

The Company’s long-term incentive plan (“LTIP”) is designed to be performance-based, align executives with shareholder interest and promote the long-term success of the Company. In March 2017, the Committee approved a target long-term incentive program split evenly between performance shares and time vested restricted stock.

2017 LTIP Mix–All NEOs

Time-vested restricted stock awards were granted based on the Compensation Committee’s assessment of business environment, affordability, and corporate and individual performance. The value of awards granted may vary from 0% – 150% based on the Committee assessment. Once granted, restricted stock vests ratably over a three-year period.

Performance-based restricted shares are granted at target and earned based on our three-year performance for the period January 1, 2017 through December 31, 2019. The potential number of shares that can vest will range from 0% to 150% of the target levels depending on our Core Return on Average Assets (Core ROA) performance relative to an industry index. Core ROA was determined by the Compensation Committee to be an effective indicator of executives’ performance and ability to influence the profitability of the Company. Strong ROA over time, particularly relative to industry competitors, enhances the Company’s performance and aligns with shareholder value.

The Industry Index allows for relative comparison of the Company’s performance to the performance of other banks of similar size/region during the same time period. The Industry Index consists of banks in the Mid-Atlantic and Northeast Region with total assets between $1 billion and $10 billion, traded on the NASDAQ or NYSE exchanges.

Performance shares vest after three years based on the Company’s ROA performance relative to the Industry Index banks in accordance with the payout scale below:

CNOB Ranking vs. Industry	% of Performance Units Earned
Index	(2017 – 2019)
75th percentile and above.	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

Below is a summary of the 2017 grants. Restricted Stock was granted in March 2017 based on the Compensation Committee’s holistic reflection of 2016 Company and Individual performance. The performance shares were granted at target in March and do not vest until the end of the performance period January 1, 2017 – December 31, 2019. Considerations in determining the award of restricted stock included continued strong profitability and low operating efficiency ratio, and individual performance contributions that collectively resulted in a strong market positioning for the Company going forward. Grants were approved by the Committee as follows:

	Performance Shares		Restricted Stock
Executive	Target # Shares	Grant Value	# Shares	Grant Value
Frank Sorrentino III	12,115	$275,625	15,144	$344,531
William S. Burns	3,349	$76,200	4,187	$95,250
Elizabeth Magennis	3,095	$70,400	3,868	$88,000
Christopher Ewing	2,725	$62,000	3,407	$77,500
Michael McGrover	1,820	$41,400	2,275	$51,750

Benefits and Other Compensation

Retirement Benefits and Perquisites

Executives participate in the ConnectOne Bank 401(k) Retirement Plan which is offered to all Bank employees. Currently, the Bank does not offer any other retirement benefit to executives.

As stated in the Executive Compensation Objectives and Policies section, the Bank does not place emphasis on perquisites for NEOs. A car allowance is provided to this group and the recipients are expected to use this compensation to offset any and all automobile expenses (mileage, tolls, insurance, gas) incurred as part of their job duties.

Employment Agreements

In 2017 the Company entered into new employment agreements with several executives to make changes to existing agreements to strengthen corporate governance and better align with shareholder interests.

Mr. Sorrentino’s Employment Agreement

The employment agreement with Mr. Sorrentino has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Sorrentino will receive an annual base salary of $735,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Sorrentino for his reasonable business expenses, and provide him with a $1,250 monthly car allowance. In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination. based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued

health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Burns’ Employment Agreement

The employment agreement with Mr. Burns has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Burns will receive an annual base salary of $381,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Burns for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Ms. Magennis’ Employment Agreement

The employment agreement with Ms. Magennis has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Ms. Magennis will receive an annual base salary of $352,000, subject to increase as determined by the Board. She will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Ms. Magennis for her reasonable business expenses, and provide her with a $750 monthly car allowance. In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination, based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Mr. Ewing’s Employment Agreement

The employment agreement with Mr. Ewing has an initial three-year term, and will automatically renew for one additional year unless any party provides written notice of its intention not to renew. Under the agreement, Mr. Ewing will receive an annual base salary of $310,000, subject to increase as determined by the Board. He will also be eligible to participate in the Company’s incentive plans and other benefit plans for executive officers. Under the agreement, the Company or Bank will reimburse Mr. Ewing for his reasonable business expenses, and provide him with a $750 monthly car allowance. In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended.

Additional Information about Our Compensation Practices

As a matter of sound governance, we follow certain practices with respect to our compensation program. We regularly review and evaluate our compensation practices in light of regulatory developments, market standards and other considerations.

Policy on Incentive Compensation Clawback

The Company has adopted a clawback policy requiring the return of incentive compensation in the event of a financial restatement.

Stock Ownership Guidelines

The Compensation Committee has concluded that NEOs and Board members should own a significant amount of the Company’s stock. Specific guidelines are:

●	Six (6) times the then annual base salary for the Chief Executive Officer

●	Three (3) times the then annual base salary for the Chief Financial Officer

●	Two (2) times the then annual base salary for other Executive Vice Presidents

●	Directors are expected to achieve ownership equal to five (5) times the sum of (i) the then-current annual cash retainer and (ii) the then-current value of the annual equity award.

The period to achieve compliance is five (5) years from the later of (1) the day of first appointment to the Board or NEO position or (2) the day of adoption of these guidelines, which was December 22, 2015. The Compensation Committee monitors ownership levels and compliance on an annual basis. Below is a summary of shares that qualify for the ownership requirements described above (unexercised stock options and unvested performance shares are excluded):

●	Beneficially owned shares that the individual owns or has voting power over, including the power to vote (including restricted shares), or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition.

●	Shares owned by an individual in the Company’s benefit plans (e.g., 401(k)).

Risk Assessment Review

The Committee reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of the Company that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of the Company. In particular, the Committee focuses on the risks associated with the design of each plan, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, awards are capped, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

We have determined our employee compensation plans are not reasonably likely to have a material adverse effect on the Company. Further, it is both the Committee’s and management’s intent to continue to evolve our processes going forward by monitoring regulations and best practices for sound incentive compensation.

Accounting & Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual non-performance based compensation over $1.0 million paid to their named executive officers. To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, it is not a policy of the Compensation Committee that all executive compensation must be tax-deductible. The shareholder approved share-based compensation plans permit the award of stock options, stock appreciation rights and other equity awards that are fully deductible under Code Section 162(m).

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, contained in this proxy statement with management. Based on the Compensation Committee’s review of and discussion with management with respect to the CD&A, the Compensation Committee has recommended to the Board of Directors of the Company that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

The foregoing report is provided by the Compensation Committee of the Board of Directors:

Stephen T. Boswell (Chair)
Frederick Fish
William A. Thompson

Summary Compensation Table

The following table sets forth for the prior three years the compensation paid to (a) the Company’s Chief Executive Officer and Chief Financial Officer and our three other most highly compensated executive officers earning in excess of $100,000 serving as of the fiscal year ended December 31, 2017, (collectively the “Named Executive Officers”):

							Change in
							pension
							value and
							non-qualified
						Non-equity	deferred
				Stock	Option	incentive plan	compensation	All other
		Salary	Bonus	Awards (1)	Awards	compensation	earnings	compensation (2)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III,	2017	735,000	—	620,142	—	551,250	—	25,680	1,932,072
Chairman, President and	2016	678,000	—	423,750	—	508,500	—	25,330	1,635,580
Chief Executive Officer	2015	615,000	461,000	926,494	—	—	—	23,410	2,025,904
William S. Burns,	2017	381,000	—	171,444	—	228,600	—	17,710	798,754
Executive Vice President,	2016	352,000	—	154,000	—	184,000	—	18,766	708,766
Chief Financial Officer	2015	320,000	168,000	340,006	—	—	—	17,501	845,507
Elizabeth Magennis,	2017	352,000	—	158,408	—	211,200	—	15,655	737,263
Executive Vice President,	2016	325,000	—	142,188	—	170,625	—	17,535	655,348
Chief Lending Officer	2015	295,000	155,000	313,501	—	—	—	17,127	780,628
Christopher Ewing,	2017	310,000	—	139,503	—	186,000	—	14,766	650,269
Executive Vice President,	2016	285,000	—	124,688	—	149,625	—	14,212	573,525
Chief Operations Officer	2015	230,000	86,000	183,006	—	—	—	13,257	512,263
Michael McGover,	2017	276,000	—	93,161	—	124,200	—	17,611	510,972
First Senior Vice President,	2016	255,000	—	79,688	—	95,625	—	16,554	446,867
Chief Credit Officer	2015	224,010	86,000	139,987	—	—	—	12,923	462,920
____________________

(1)

Stock awards reported in 2017 reflect the grant date fair value of the restricted stock and restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (“ASC Topic 718”) granted by the Compensation Committee under the Equity Incentive Plan, which permits the Compensation Committee to determine to pay awards, in whole or in part, in the form of grants of stock-based awards under the Long-Term Stock Incentive Plan, which consists of both time based and performance based awards. Time based restricted stock award units reported in this column for each of our NEOs was as follows: Mr. Sorrentino $344,531; Mr. Burns, $95,250; Ms. Magennis, $88,000; Mr. Ewing, $77,500; and Mr. McGrover, $51,750. These values are based on probable outcome values of awards. Restrictions on time based restricted stock awards lapse at the rate of 100% after the third anniversary. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement based on performance as compared to peer groups. The value of these awards on the grant date assuming probable outcome and the maximum achievement of performance goals are as follows:

Name	Target Value at Grant Date	Maximum Value at Grant Date
Frank Sorrentino III	$275,625	$413,437
William S. Burns	76,200	114,300
Elizabeth Magennis	70,400	105,600
Christopher Ewing	62,000	93,000
Michael McGrover	41,400	62,100

(2)	Mr. Sorrentino’s total includes a $15,000 annual car allowance for 2016 and 2017

POST-TERMINATION BENEFITS

The Company and the Bank are parties to employment agreements with Messrs. Frank Sorrentino III, our Chairman, Chief Executive Officer, and President, William S. Burns our Executive Vice President and Chief Financial Officer, and Christopher Ewing, our Executive Vice President and Chief Operations Officer, and Ms. Elizabeth Magennis, our Executive Vice President and Chief Lending Officer. Each of these agreements include a provisions with respect to post-termination benefits, as described below.

In the event that Mr. Sorrentino’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Sorrentino will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Sorrentino’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid, and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Sorrentino assuming a triggering termination of employment occurred on December 31, 2018, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation		following a Change
Payments and Benefits	for Good Reason	Change in Control	in Control
Cash Compensation	$3,766,875	$0	$4,410,000
Value of Continued Health and Welfare Benefits	$20,063	$0	$20,063
Acceleration of Stock Awards	$0	$2,304,831	$2,304,831

In the event that Mr. Burns’ employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to two and a half (2.5) times the sum of his current base salary and target cash bonus; (ii) a prorated target bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Burns will receive: (i) a lump sum cash payment equal to three (3) times the sum of Mr. Burns’ current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Burns assuming a triggering termination of employment occurred on December 31, 2018, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation		following a Change
Payments and Benefits	for Good Reason	Change in Control	in Control
Cash Compensation	$1,485,900	$0	$1,752,600
Value of Continued Health and Welfare Benefits	$27,663	$0	$27,663
Acceleration of Stock Awards	$0	$747,651	$747,651

In the event that Ms. Magennis’ employment is terminated without “cause” or she resigns for “good cause”, as such terms are defined in the employment agreement, she is entitled to receive a lump sum cash payment equal to one and a half (1.5) times the sum of her current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Ms. Magennis will receive: (i) a lump sum cash payment equal to two (2) times the sum of Ms. Magennis’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Ms. Magennis assuming a triggering termination of employment occurred on December 31, 2018, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation		following a Change
Payments and Benefits	for Good Reason	Change in Control	in Control
Cash Compensation	$880,000	$0	$1,126,400
Value of Continued Health and Welfare Benefits	$9,629	$0	$9,629
Acceleration of Stock Awards	$0	$689,971	$689,971

In the event that Mr. Ewing’s employment is terminated without “cause” or he resigns for “good cause”, as such terms are defined in the employment agreement, he is entitled to receive a lump sum cash payment equal to three-fourths (0.75) times the sum of his current base salary and target cash bonus; (ii) a prorated bonus for the year of termination and (iii) continued health and welfare benefits for up to 18 months. If such a termination occurs within two years following a change in control (as defined in the employment agreement), Mr. Ewing will receive: (i) a lump sum cash payment equal to one (1) times the sum of Mr. Ewing’s current base salary and target cash bonus; (ii) a prorated bonus for the year of termination based on actual performance and will be paid at the time annual bonuses for such year are ordinarily paid and (iii) continued health and welfare benefits for up to 18 months. The severance benefits are subject to reduction in the event the benefits would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended. The following table summarizes potential payments to Mr. Ewing assuming a triggering termination of employment occurred on December 31, 2018, and calculated based on actual performance meeting targeted objectives. The table does not reflect benefits under plans that do not discriminate in favor of executive officers and are available generally to all salaried employees.

			Involuntary
			Termination without
	Involuntary		Cause or Resignation
	Termination without		for Good Reason
	Cause or Resignation		following a Change
Payments and Benefits	for Good Reason	Change in Control	in Control
Cash Compensation	$449,500	$0	$558,000
Value of Continued Health and Welfare Benefits	$27,663	$0	$27,663
Acceleration of Stock Awards	$0	$339,050	$339,050

CEO PAY RATIO

Frank Sorrentino III, our Chairman, President and Chief Executive Officer, had fiscal 2017 total compensation of $1,932,086, as reflected in the Summary Compensation Table above. We estimate that the median annual compensation for all Company employees, excluding Mr. Sorrentino, was $66,500 for 2017, based on a median total cash compensation as of December 1, 2017. As a result, Mr. Sorrentino’s 2017 annual compensation was approximately 29.1 times that of the median annual compensation for all employees.

Grants of Plan-Based Awards

The following table represents the grants of awards to the Named Executive Officers in 2017:

Grants of Plan Based Awards

								All other	All other
								stock awards:	stock awards:
		Estimated future payouts			Estimated future payouts			Number of	Number of	Exercise or	Grant date
		under non-equity incentive			under equity incentive			shares of	securities	base price	fair value of
		plan awards			plan awards			stock or	underlying	of option	stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Frank Sorrentino III	3/23/2017							15,144			344,526
	3/23/2017				6,058	12,115	18,173				275,616
William S. Burns	3/23/2017							4,187			95,254
	3/23/2017				1,675	3,349	5,024				76,190
Elizabeth Magennis	3/23/2017							3,868			87,997
	3/23/2017				1,548	3,095	4,643				70,411
Christopher Ewing	3/23/2017							3,407			77,509
	3/23/2017				1,363	2,725	4,088				61,994
Michael McGrover	3/23/2017							2,275			51,756
	3/23/2017				910	1,820	2,730				41,405

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards at December 31, 2017:

	Option Awards					Stock Awards
								Equity	Equity
			Equity					incentive	incentive plan
			incentive					plan awards:	awards:
	Number of	Number of	plan awards:				Market	Number of	market or
	securities	securities	Number of			Number	value of	unearned	payout value
	underlying	underlying	securities			of shares	shares or	shares,	of unearned
	unexercised	unexercised	underlying			or units of	units of	units or	shares, units
	options	options	unexercised	Option	Option	stock that	stock that	other rights	or other
	(#)	(#)	unearned	exercise	expiration	have not	have not	that have	rights
	exercisable	unexercisable	options	price	date	vested	vested	not vested	have not
Name	(#)	(#)	(#)	($)	(#)	(#)	($)	(#)	vested
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Frank Sorrentino III	51,935			4.62	11/26/2018
	11,687			4.62	1/9/2019
	34,567			6.99	1/24/2022	30,840	794,130	58,668	1,510,701
William S. Burns						10,227	263,345	18,808	484,306
Elizabeth Magennis	2,504			4.62	1/9/2019
	5,158			6.99	1/24/2022	9,443	243,157	17,352	446,814
Christopher Ewing						7,245	186,559	5,922	152,492
Michael McGrover						4,771	122,853	9,772	251,629
____________________

Notes

All option and stock awards were granted subject to a three-year vesting requirement, with one-third of the award vesting on the first anniversary of the date of grant, one-third of the award vesting on the second anniversary of the date of grant, and the final third vesting on the third anniversary of the date of grant. Equity Incentive Plan grants vest at the end of the three year performance measurement period.

Shares are valued at market value, which is deemed to be the closing stock price at December 31, 2017.

Options Exercised and Stock Vested

The following table sets forth certain information regarding exercises of options or vesting of restricted shares during the Company’s fiscal year ended December 31, 2017 by our Named Executive Officers:

Option Exercises and Stock Vested

	Option awards		Stock awards
	Number of		Number of
	shares	Value	shares	Value
	acquired	realized on	acquired	realized
	on exercise	exercise	on vesting	on vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Frank Sorrentino III	27,342	578,399	15,038	361,811
William S. Burns	—	—	6,074	146,616
Elizabeth Magennis	—	—	5,552	133,984
Christopher Ewing	—	—	4,677	114,212
Michael McGrover	—	—	1,475	34,604

Director Compensation

The following table sets forth certain information regarding compensation earned by or paid to the Directors during the Company’s fiscal year ended December 31, 2017:

Director Compensation

					Change in
					pension value
					and
					nonqualified
	Fees earned			Non-equity	deferred
	or paid in	Stock	Options	incentive plan	compensation	All other
	cash	Awards	awards	compensation	earnings	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frank W. Baier	68,500	29,986					98,486
Alexander A. Bol	58,500	29,986					88,486
Stephen T. Boswell	84,000	29,986					113,986
Frederick Fish	40,500	29,986					70,486
Frank Huttle III	50,500	29,986					80,486
Michael Kempner	37,500	29,986					67,486
Nicolas Minoia	78,500	29,986					108,486
Joseph Parisi Jr.	39,500	29,986					69,486
Harold Schechter	57,500	29,986					87,486
William A. Thompson	45,500	29,986					75,486

We pay the non-employee members of the Company’s Board an annual fee of $35,000 for Board service. Board members serving on committees also receive $1,000 per Bank Board Committee meeting attended. Committee Chairs also receive an additional stipend for this service in this role. Our Directors are also eligible to participate in our equity compensation plans. Each board member was awarded 1,160 restricted shares subject to forfeiture in 2017.

Interest of Management and Others in Certain Transactions; Review, Approval or Ratification of Transactions with Related Persons

Under its charter, the Audit and Risk Committee reviews and approves all related party transactions, other than extensions of credit by the Bank in the ordinary course of its business. Under banking regulation, those extensions of credit must be approved by the full Board of Directors. For additional procedures, see the Audit and Risk Committee charter, which is available to shareholders on the Company’s website at www.connectonebank.com under “For Shareholders” and then under “Documents and Notifications”.

By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

The Bank has made in the past and, assuming continued satisfaction of generally applicable credit standards, expects to continue to make loans to directors, executive officers and their associates (i.e. corporations or organizations for which they serve as officers or directors or in which they have beneficial ownership interests of ten percent or more). These loans have all been made in the ordinary course of the Bank’s business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the Company and do not involve more than the normal risk of collectability or present other unfavorable features.

We utilize the MWW Group to provide advertising and public relations assistance and advice. Michael Kempner, one of our directors, is the President and CEO of the MWW Group, Inc. During 2017, we paid the MWW Group a total of $228,187 for its services, including marketing, branding and related services We believe the fees charged the Bank by the MWW Group are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use the services of the MWW Group during 2018.

We utilize Otterstedt Insurance Agency (“Otterstedt”), of which one of our directors Joseph Parisi, Jr. serves as Chairman of the Board and CEO. During 2017, we paid Otterstedt a total of $145,277 in commissions attributable to Otterstedt. We believe the commissions charged the Bank by Otterstedt are at least as favorable to the Bank as we could receive from an unaffiliated third party. We have continued to use Otterstedt during 2018.

Members of our Board of Directors, including our Chairman and CEO Frank Sorrentino III and Messrs. Boswell, Huttle, Kempner and Parisi, are, either directly or through their interests in family limited liability companies, members of a limited liability company that is the sole member of two other limited liability companies which each own one of our branch locations, each of which are leased by the Bank. Our Board members collectively own 55.5% of the membership interests in this limited liability company. Each of Messrs. Sorrentino, Huttle, Parisi, and Kempner owns an 11.1% interest in the limited liability company. No director is the managing member or a manager or officer or any of the limited liability companies which serve as the landlords or the parent limited liability company.

The lease for our Cresskill branch has an initial term ending on June 30, 2026. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $157,795 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. In 2017, the rent was reset to $17,720 which was equal to the greater of the prior year’s rent, or the “market rent” as defined under the lease, and will thereafter increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2017, the Bank paid total rent of $209,620 for the Cresskill branch.

The lease for our John Street, Hackensack branch has a term ending on December 31, 2021. The Bank has the option to extend the lease term for up to two additional five-year periods, or a total of ten additional years. The initial rent for the branch was $148,000 per year, and the rent will increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease, and will then increase annually by the greater of 2.50% or the rate of increase of the consumer price index for the greater New York metropolitan area. For 2017, the Bank paid total rent of $232,772 for the John Street, Hackensack branch.

Frederick Fish, a Member of our Board of Directors is a member of a limited liability company which owns our Englewood, New Jersey branch. Mr. Fish owns approximately 50% of the membership interests in this limited liability company, and serves as its managing member. The lease for the Englewood branch has a term ending on July 31, 2022. The Bank has the option to extend the lease term for one additional ten-year period. The initial rent for the branch was $ 87,570 per year, and the rent will increase as set forth in the lease. During any option period, the rent will be reset to the greater of the prior year’s rent or the “market rent”, as defined in the lease. For 2017, the Bank paid total rent of $ 120,605 for the Englewood, New Jersey branch.

Nicholas Minoia, a Member of our Board of Directors is a member of a limited liability company which owns our Summit, New Jersey branch. Mr. Minoia owns approximately 50% of the membership interests in this limited liability company, and serves as its manager. The lease for the Summit branch has a term ending on February 1, 2024. The Bank has the option to extend the lease term for up to three additional five-year periods, or a total of fifteen additional years. The initial rent for the branch was $81,000 per year, and the rent will increase as set forth in the lease. During any option period, the rent will be as per the amounts set forth in the lease. For 2017, the Bank paid total rent of $122,000 for the Summit, New Jersey branch.

Because of the interests of Board members in these leases, the Board determined that the rent should be set at “fair market rent.” Under regulations of the New Jersey Department of Banking and Insurance, any real estate transaction with members of a bank’s board of directors must be subject to an appraisal by an independent appraisal firm, which must opine that the terms of the transaction are arm’s length terms and as beneficial to the bank as it could obtain from a third party. The Bank therefore retained an independent appraisal firm to review the properties and determine the fair market rent, and this rent was used for the leases. These leases were then submitted to and approved by the New Jersey Department of Banking and Insurance. Based upon appraisals we obtained prior to entering into each lease, we believe the lease terms are as fair to the Bank as it would have received from an unaffiliated third party.

PROPOSAL 2
APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS

Under Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, companies with securities registered with the Securities and Exchange Commission are required to provide shareholders the opportunity to vote on a non-binding advisory proposal to approve the compensation of executives. The Company has determined to implement this requirement by providing shareholders a simple vote that indicates their position (by a yes or no vote) with respect to our executive compensation.

Our Board of Directors annually reviews and approves corporate and/or individual goals and objectives relevant to the compensation of our executive officers, evaluates performance in light of those goals and objectives, and determines compensation levels based on this evaluation, as described elsewhere in this proxy statement. In determining any long-term incentive component of compensation, the Board will consider all such factors as it deems relevant, such as performance and relative shareholder return, the value of similar incentive awards at comparable companies and the awards granted in previous years. We also believe that both the Company and shareholders benefit from these compensation policies.

The Board recommends that shareholders approve, in an advisory vote, the following resolution:

“Resolved, that the shareholders approve the executive compensation of the Company, as described in this proxy statement, including the tabular disclosure regarding executive officers in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADVISORY PROPOSAL SET FORTH ABOVE.

PROPOSAL 3
ADVISORY VOTE ON FREQUENCY OF SAY ON PAY VOTES

As described in Proposal 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote to approve the Company’s executive compensation. The advisory vote on executive compensation described in Proposal 2 above is referred to as a “Say-on-Pay” vote. This Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a Say-on-Pay vote in its proxy materials in the future. Under this Proposal 3, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years.

The Board of Directors believes that its Say-on-Pay vote should be conducted every year. In 2012, the previous time that the Company held a vote with respect to the frequency of its Say-on-Pay vote, shareholders advised the Company to hold a vote every two years. However, the Board of Directors and the Compensation Committee believe that the market view on the frequency and the Say-on-Pay vote has evolved since 2012, and now recommends that the shareholders should have a Say-on-Pay vote annually The Compensation Committee, which administers the executive compensation program, values the opinions expressed by shareholders in these votes, and even though non-binding, will continue to consider the outcome of these votes in making its decisions on executive compensation.

The Board of Directors believes an advisory vote to approve our executive officer compensation should occur every year and recommends a vote FOR the following resolution:

“RESOLVED, that future shareholder advisory votes regarding the compensation paid to the Company’s named executive officers shall be held every year.”

Vote Required; Effect

With respect to Proposal 3, the option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by the shareholders on an advisory basis. With respect to Proposal 3, only those votes cast (for annual votes, votes every two years or votes every three years) will be included. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Board will take into account the outcome of the vote. As indicated above, the Board is recommending that shareholders vote for an advisory vote to approve executive compensation every year.

The Board of Directors recommends a vote “FOR” an annual Say-on-Pay vote.

PROPOSAL 4
RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Risk Committee has appointed the firm of Crowe Horwath LLP to act as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2017. This appointment will continue at the pleasure of the Audit and Risk Committee and is presented to the shareholders for ratification as a matter of good governance. In the event that this appointment is not ratified by our shareholders, the Audit and Risk Committee will consider that fact when it selects independent auditors for the following fiscal year.

Crowe Horwath LLP has served as our independent registered public accounting firm since the closing of the Merger on July 1, 2014, and one or more representatives of Crowe Horwath LLP will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by Crowe Horwath for professional services rendered for the years ended December 31, 2017 and 2016.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to the company for the fiscal years ended December 31, 2017 and 2016 by the Company’s principal accounting firm are shown in the following table:

	Fiscal Year Ended
	December 31
	2017	2016
Audit Fees	$496,804	$500,716
Audit Related Fees	145,000	180,000
Tax Fees (1)	19,000	24,000
Other Fees	41,000	34,500
Total Fees	$701,804	$739,216
____________________

(1)	Consists of tax filing and tax related compliance and other advisory services.

Required Vote

THE PROPOSAL TO RATIFY THE SELECTION OF CROWE HORWATH LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2018 FISCAL YEAR REQUIRES AN AFFIRMATIVE VOTE OF THE MAJORITY OF THE SHARES REPRESENTED IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE ON THE PROPOSAL.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT AUDITORS

SHAREHOLDER PROPOSALS

Proposals of shareholders to be included in the Company’s 2019 proxy material must be received by the secretary of the Company no later than December 21, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTS COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that all persons associated with the Company and subject to Section 16(a) have made all required filings on a timely basis for the fiscal year ended December 31, 2016, except for the report of Frank Sorrentino III for the transaction occurring on December 14, 2017, which was filed one (1) day late due to a clerical error.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the Annual Meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it in the enclosed envelope.

CONNECTONE BANCORP, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:

	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors

	Nominees

01	Frank Sorrentino III	02	Frank W. Baier	03	Alexander A. Bol	04	Stephen T. Boswell	05	Frederick Fish
06	Frank Huttle III	07	Michael Kempner	08	Nicholas Minoia	09	Joseph Parisi Jr.	10	Harold Schechter
11	William A. Thompson

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
2.	To vote, on an advisory basis, to approve the executive compensation of ConnectOne Bancorp, Inc.'s named executive officers, as described in the proxy statement.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
3	To vote, on an advisory basis, on how often ConnectOne Bancorp, Inc. will conduct the non-binding vote to approve executive compensation.	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
4	To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accountants forthe fiscal year ending December 31, 2018.	☐	☐	☐
NOTE: In their discretion, such other business as shall properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

CONNECTONE BANCORP, INC.
Revocable Proxy for
Annual Meeting of Shareholders
May 22, 2018
Solicited on behalf of the Board of Directors

The undersigned hereby appoints the board of directors of ConnectOne Bancorp, Inc. (the "Company"), and each of them to vote all of the shares of the Company standing in the undersigned's name at the Annual Meeting of shareholders of the Company, to be held at the Marriott Teaneck Glenpointe, 100 Frank W. Burr Boulevard, Teaneck, New Jersey, on May 22, 2018 at 9:15 a.m., and any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified above. If no choice is specified, the proxy will be voted "FOR" Management's nominees to the Board of Directors, "FOR" the non-binding advisory resolution approving the Company's executive compensation, "FOR" a resolution to hold an non-binding advisory vote on the Company's executive compensation every year and "FOR" ratification of the appointment of Crowe Horwath LLP as the Company's independent registered public accountants.

Continued and to be signed on reverse side